Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

We are the former independent registered accountant of Adama Technologies Corp. We have read the Company’s Current Report on Form 8-K dated November 13, 2013, and are in agreement with the contents in regard to our firm. For the remainder of the Current

Report on Form 8-K, we have no basis to agree or disagree with other statements of the

Company contained therein.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

November 13, 2013

1